EXHIBIT 11(b)
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 31 to the Registration Statement on Form N-1A of Spartan Massachusetts Municipal Money Market Fund (formerly Spartan Massachusetts Municipal Money Market Portfolio) of our report dated February 27, 1996 on the financial statements and financial highlights included in the January 31, 1996 Annual Report to Shareholders of Spartan Massachusetts Municipal Money Market Fund.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.
/s/Price Waterhouse LLP
PRICE WATERHOUSE LLP
Dallas, Texas
March 15, 1996